Filed Pursuant to Rule 424(b)(3)
Registration No. 333-292151

PROSPECTUS

125,064,325 Shares of Common Stock

This prospectus relates to the offer and resale from time to time by the selling stockholders identified herein (the “selling stockholders”) of up to an aggregate of 125,064,325 shares of our common stock, par value $0.001 per share, issued by us pursuant to a private placement on October 2, 2025, consisting of (i) 57,722,000 shares of our common stock issued upon the automatic conversion of the Series B convertible preferred stock, par value $0.001 per share (the “Series B Preferred Stock”) on December 15, 2025, (ii) 38,481,325 shares of our common stock issuable upon the exercise of outstanding Series A Warrants (the “Series A Warrants”), and (iii) 28,861,000 shares of our common stock issuable upon the exercise of outstanding Series B Warrants (the “Series B Warrants” and together with the Series A Warrants, the “Warrants”). This prospectus also relates to the shares of our common stock, if any, issued upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of our common stock, which may be acquired by the selling stockholders in lieu of shares of common stock upon the exercise of the Series A Warrants and Series B Warrants, subject to the terms and conditions of the Series A Warrants and Series B Warrants, as applicable.

We are not selling any shares of common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered by this prospectus by the selling stockholders.

The selling stockholders may offer and sell or otherwise dispose of the shares of our common stock described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all underwriting fees, commissions and discounts, if any, attributable to the sales of shares and any transfer taxes. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” for more information about how the selling stockholders may sell or dispose of their shares of our common stock.

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “OVID.” On December 19, 2025, the last reported sale price of the common stock was $1.47 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 5 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 22, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, the selling stockholders may from time to time sell the shares of common stock described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

Neither we nor the selling stockholders have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of our common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section titled “Where You Can Find Additional Information.”

Unless the context indicates otherwise, as used in this prospectus, the terms “Ovid,” “Company,” “we,” “us” and “our” refer to Ovid Therapeutics Inc.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Overview

We are a biopharmaceutical company dedicated to developing small molecule medicines for brain conditions with significant unmet need. Our approach to achieve this goal is scientifically driven, patient focused, and coupled with an integrated and disciplined approach to research, clinical development and business development. Our team has significant experience with and understanding of epilepsies and other neurological conditions, and we continue to gain insight into the ways the different molecular mechanisms and pathways underlying these disorders impact the symptoms patients experience. We have developed a differentiated pipeline of drug candidates containing three novel mechanisms of action to target seizures and believe we are the only company that holds a portfolio of direct activators of potassium-chloride cotransporter 2. Two of our programs are in clinical trials, and a third is expected to begin a clinical trial in the second quarter of 2026. We are initially pursuing therapeutic drug candidates for epilepsy and psychoses associated with Parkinson’s disease and Lewy body dementia. If successfully developed and marketed to treat these conditions, we intend to explore these drug candidates for broader neurologic indications. Our cohesive focus in brain conditions with significant unmet need reinforces our belief that we can develop and produce multiple novel medicines, scale our infrastructure, positively impact patients’ lives and create long-term stockholder value.

Private Placement

On October 2, 2025, we entered into a securities purchase agreement with the purchasers named therein (the “Investors”), pursuant to which we agreed to issue and sell in a private placement (i) 57,722 shares of our Series B Preferred Stock, (ii) Series A Warrants to purchase 38,481,325 shares of our common stock (the “Series A Warrant Shares”) and/or Pre-Funded Warrants and (iii) Series B Warrants to purchase 28,861,000 shares of common stock (the “Series B Warrant Shares,” and together with the Series A Warrant Shares, the “Warrant Shares”) and/or Pre-Funded Warrants to the Investors in a private placement (the “Private Placement”).

Each share of Series B Preferred Stock was sold together with a Series A Warrant to purchase 666.66 shares of common stock and/or Pre-Funded Warrants (rounded down to next whole share based on each investor’s aggregate purchase) and a Series B Warrant to purchase 500 shares of common stock and/or Pre-Funded Warrants (together, a “Security”). The Securities were sold at a purchase price of $1,400.00 per Security to the Investors, which includes our Chief Executive Officer. The Warrants each have an exercise price of $1.40 per share. The closing of the Private Placement occurred on October 6, 2025.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Certificate of Designation”), the shares of Series B Preferred Stock were initially convertible into an aggregate of 57,722,000 shares of common stock (the “Conversion Shares”), with each share of Series B Preferred Stock being convertible into 1,000 shares of common stock, subject to Company stockholder approval and certain beneficial ownership limitations set by each holder. Effective as of 5:00 p.m. Eastern time on December 15, 2025, following the approval of our stockholders at a special meeting of stockholders held on December 11, 2025 of (i) an increase in the number of authorized shares of common stock to enable the issuance all of the Conversion Shares and the Warrant Shares, and (ii) the issuance of the

Conversion Shares and the Warrant Shares in accordance with the listing rules of the Nasdaq Stock Market (collectively, the “Stockholder Approval”), the Series B Preferred Stock automatically converted into an aggregate of 57,722,000 shares of common stock (the “Automatic Conversion Event”). Following the Automatic Conversion Event, no shares of Series B Preferred Stock remain outstanding.

The Series A Warrants became exercisable following receipt of the Stockholder Approval and will terminate upon the earlier of (a) the 30th calendar day following date on which we publicly announce the clearance of the first of any investigational new drug application, clinical trial application or other foreign equivalent with respect to the clinical development of our OV4071 product candidate (the “Milestone Event”); provided that such 30-calendar day period shall not commence unless and until a registration statement covering the resale of the Series A Warrant Shares is effective; and (b) October 6, 2030.

The Series B Warrants became exercisable following receipt of the Stockholder Approval and will terminate on October 6, 2030. In addition, we have the right to cause the Series B Warrants to be exercised upon 15 business days’ prior notice upon the satisfaction of certain stock price requirements as set forth in the terms of the Series B Warrants (the “Mandatory Exercise”); provided that a registration statement covering the resale of the shares of common stock issuable upon the exercise of the Series B Warrants is effective as of such date.

Under the terms of the Warrants, we may not give effect to the exercise of any such Warrant, and a holder will not be entitled to exercise any portion of any such Warrant, if, upon giving effect to such exercise, the aggregate number of shares of common stock beneficially owned by the holder (together with its affiliates, any other persons acting as a group together with the holder or any of the holder’s affiliates, and any other persons whose beneficial ownership of common stock would or could be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) would exceed, at the discretion of each holder, 0% through 19.99% (the “Maximum Percentage”) of the number of shares of common stock outstanding immediately after giving effect to such exercise, which percentage may be increased or decreased at the holder’s election upon notice to us, up to 19.99%. If a holder is subject to the Maximum Percentage upon exercise of the Series A Warrants following the Milestone Event or the Series B Warrants following our election to effect a Mandatory Exercise, as applicable, they will receive, in lieu of shares of common stock, Pre-Funded Warrants.

Each Pre-Funded Warrant will have an exercise price of $0.001 per share and will be exercisable immediately upon the Original Issue Date (as defined in the Pre-Funded Warrant) until the Pre-Funded Warrant is exercised in full.

On October 2, 2025, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investors, pursuant to which we agreed to register for resale the Conversion Shares and the Warrant Shares (the “Registrable Securities”). Under the Registration Rights Agreement, we are required to prepare and file a registration statement with the SEC no later than the fifth business day following the date of the Stockholder Approval (the “Filing Deadline”) and to use reasonable best efforts to have the registration statement declared effective within 60 days after the Filing Deadline, subject to certain exceptions and specified penalties if timely effectiveness is not achieved and maintained.

The registration statement of which this prospectus forms a part is being filed in part to satisfy the requirements of the Registration Rights Agreement.

Use of Proceeds

We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholders in this offering. The selling stockholders will receive all of the proceeds from the sale of shares of our common stock hereunder.

The Nasdaq Capital Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “OVID.” We do not intend to list the Series B Preferred Stock, the Warrants or the Pre-Funded Warrants on any national securities exchange.

Corporate Information

We were incorporated in Delaware in April 2014. Our principal executive offices are located at 441 Ninth Avenue, 14th Floor, New York, New York 10001 and our telephone number is (646) 661-7661. Our common stock is listed on Nasdaq under the symbol “OVID.” Our corporate website address is www.ovidrx.com. Information contained on or accessible through our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders	We are registering the resale by the selling stockholders of up to an aggregate of 125,064,325 shares of common stock, including 67,352,325 shares of our common stock issuable upon the exercise of the Warrants or Pre-Funded Warrants, if any.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock offered by this prospectus by the selling stockholders.

Risk factors	An investment in our common stock involves a high degree of risk. See the information contained in or incorporated by reference in the section titled “Risk Factors” and under similar headings in the other documents that are incorporated by reference herein, as well as the other information included in or incorporated by reference in this prospectus.

Nasdaq Capital Market symbol	“OVID”

The selling stockholders named in this prospectus may offer and sell up to 125,064,325 shares of our common stock. Our common stock is currently listed on Nasdaq Capital Market under the symbol “OVID.” Shares of our common stock that may be offered under this prospectus are, or will be upon exercise of the Warrants or Pre-Funded Warrants, fully paid and non-assessable. We will not receive any of the proceeds of sales by the selling stockholders of any of the common stock covered by this prospectus. Throughout this prospectus, when we refer to the shares of our common stock being registered on behalf of the selling stockholders for offer and resale, we are referring to the shares of common stock that have been issued to the selling stockholders and the shares of common stock issuable upon exercise of the Warrants or Pre-Funded Warrants issued in the Private Placement as described above. When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described under the heading “Risk Factors” contained in our most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC, which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus and the documents incorporated by reference. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occur, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section below titled “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement or free writing prospectus, including the documents that we incorporate by reference herein and therein, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. In addition, statements indicating that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date they were made, and while we believe such information formed a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

We discuss many of these risks in greater detail in the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, any applicable prospectus supplement, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

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USE OF PROCEEDS

All the shares of our common stock to be sold pursuant to this prospectus will be sold by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock offered by this prospectus by the selling stockholders.

SELLING STOCKHOLDERS

This prospectus covers the resale or other disposition from time to time by selling stockholders identified in the table below of up to an aggregate of 125,064,325 shares of common stock, consisting of (i) 57,722,000 shares of our common stock issued upon the automatic conversion of the Series B Preferred Stock on December 15, 2025, (ii) 38,481,325 shares of our common stock issuable upon the exercise of the Series A Warrants, and (iii) 28,861,000 shares of our common stock issuable upon the exercise of the Series B Warrants. For additional information regarding the issuance of the Series B Preferred Stock and Warrants in connection with the Private Placement, see the section “Prospectus Summary—Private Placement” above.

As used in this prospectus, the term “selling stockholder” includes the selling stockholder listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

Except for their participation in the Private Placement, the selling stockholders do not have, and within the past three years have not had, any position, office or other material relationship with us, other than Jeremy Levin, DPhil, MB BChir, our Chief Executive Officer and a member of our board of directors.

We are registering the offer and sale of the shares of common stock to satisfy certain registration obligations that we granted the selling stockholders in connection with the Private Placement. Under the Registration Rights Agreement, we are required to prepare and file a registration statement with the SEC no later than the Filing Deadline and to use reasonable best efforts to have the registration statement declared effective within 60 days after the Filing Deadline, subject to certain exceptions and specified penalties if timely effectiveness is not achieved and maintained.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders as of December 15, 2025. This information has been obtained from the selling stockholders or in Schedules 13G or 13D and other public documents filed with the SEC, and upon information in our possession regarding the securities issued in the Private Placement. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that each selling stockholder named in the table below has sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. The first column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of shares of common stock and Warrants as of December 15, 2025. The percentages of shares owned after the offering in the fourth column is based on 130,184,353 shares of common stock outstanding as of December 15, 2025, plus, for each selling stockholder, the shares of common stock issuable upon exercise of the Warrants held by such selling stockholder. The second column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

In accordance with the terms of the Registration Rights Agreement, this prospectus covers the resale of the maximum number of shares of common stock issuable upon exercise of the Warrants.

Name of Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	After Offering
			Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with Janus Henderson Investors (1)	23,213,666	23,213,666	—	—
RA Capital Healthcare Fund, L.P.(2)	13,259,736	23,213,666	—	—
Affinity Healthcare Fund, LP(3)	12,149,166	9,284,166	2,865,000	1.5
Mutual Fund Series Trust, on behalf of Eventide Healthcare & Life Sciences Fund(4)	9,284,166	9,284,166	—	—

Name of Selling Stockholder	Number of Shares Beneficially Owned Before Offering	Number of Shares Being Offered	After Offering
			Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
ADAR1 Partners, LP(5)	9,284,166	9,284,166	—	—
Jeremy Levin(6)	7,798,273	153,833	7,644,440	3.9
Funds affiliated with Federated Hermes, Inc.(7)	7,737,166	7,737,166	—	—
Atlas Private Holdings (Cayman) Ltd.(8)	6,654,507	6,190,166	625,000	*
Coastlands Capital Partners LP(9)	6,649,833	7,737,166	—	—
Blue Owl Healthcare Opportunities IV Public Investments LP(10)	6,190,166	6,190,166	—	—
Adage Capital Partners, L.P.(11)	5,991,000	4,641,000	1,350,000	*
Point72 Associates, LLC(12)	5,472,669	5,416,666	56,003	*
Ally Bridge MedAlpha Master Fund L.P.(13)	3,867,500	3,867,500	—	—
Blackwell Partners LLC – Series E(14)	2,485,167	2,485,167	—	—
Saturn V. Capital, L.P.(15)	2,474,333	2,474,333	—	—
Entities affiliated with Rosalind Advisors, Inc.(16)	2,320,500	2,320,500	—	—
FCC Ltd.(17)	811,500	650,000	161,500	*
Merus Global Investments, LLC(18)	463,766	463,666	100	*
Infinity Partners, L.P.(19)	457,166	457,166	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Includes (a)(i) 9,069,000 shares of common stock, (ii) 6,046,000 shares of common stock issuable upon the exercise of Series A Warrants and (iii) 4,534,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Janus Henderson Biotech Innovation Master Fund Limited, and (b)(i) 1,645,000 shares of common stock, (ii) 1,096,666 shares of common stock issuable upon the exercise of Series A Warrants and (iii) 822,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Janus Henderson Biotech Innovation Master Fund II Limited. These shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Janus Funds and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Janus Funds. Under the terms of its management contract with the Janus Funds, Janus has overall responsibility for directing the investments of the Janus Funds in accordance with the Janus Fund’s investment objective, policies and limitations. The Janus Funds have one or more portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the shares of Common Stock offered hereby. The portfolio managers for the Janus Funds are Andrew Acker, Daniel S. Lyons and Agustin Mohedas. Each of Mr. Acker, Mr. Lyons and Mr. Mohedas disclaim any beneficial ownership of these shares. The address of Janus and each of the Janus Funds is c/o Janus Henderson Investors US LLC, 151 Detroit Street, Denver, CO 80206.

(2)

Includes (i) 10,714,000 shares of common stock, (ii) 7,142,666 shares of common stock issuable upon the exercise of Series A Warrants and (iii) 5,357,000 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by RA Capital Healthcare Fund, L.P. Due to a beneficial ownership blocker in the Warrants, the number of shares beneficially owned before the offering excludes 9,953,930 shares of common stock issuable upon the exercise Warrants held by RA Capital Healthcare Fund, L.P. RA Capital Management, L.P. is the investment manager for RA Capital Healthcare Fund, L.P. The general partner of RA Capital Management, L.P. is RA Capital Management GP, LLC, of which Peter Kolchinsky and Rajeev Shah are the managing members. Each of RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah may be deemed to have voting and investment power over the shares held by RA Capital Healthcare Fund, L.P. RA Capital Management, L.P., RA Capital Management GP, LLC, Mr. Kolchinsky and Mr. Shah disclaim beneficial ownership of such shares, except to the extent of any pecuniary interest therein.

(3)

Includes (a) 7,150,000 shares of common stock, (b) 2,856,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 2,142,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Affinity Healthcare Fund, LP.

(4)

Includes (a) 4,285,000 shares of common stock, (b) 2,856,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 2,142,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Mutual Fund Series Trust, on behalf of Eventide Healthcare & Life Sciences Fund.

(5)

Includes (a) 4,285,000 shares of common stock, (b) 2,856,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 2,142,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by ADAR1 Partners LP. ADAR1 Capital Management, LLC serves as investment advisor and manages the trading accounts of ADAR1 Partners, LP. Daniel Schneeberger, as manager of ADAR1 Capital Management, LLC, may be deemed to indirectly beneficially own shares held by ADAR1 Partners, LP. Daniel Schneeberger disclaims beneficial ownership of such shares, except to the extent of his pecuniary interests therein.

(6)

Includes (a)(i) 3,687,715 shares of common stock, (ii) 47,333 shares of common stock issuable upon the exercise of Series A Warrants, (iii) 35,500 shares of common stock issuable upon the exercise of Series B Warrants and (iv) 3,992,264 shares of common stock issuable upon the exercise of stock options within 60 days of December 15, 2025, in each case held directly by Dr. Levin, and (b) 35,461 shares held by Divo Holdings, LLC, a limited liability company managed by Margery Feldberg, Dr. Levin’s spouse.

(7)

Includes (a) 3,571,000 shares of common stock, (b) 2,380,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 1,785,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Federated Hermes Kaufmann Small Cap Fund, a series of Federated Hermes Equity Funds. Federated Hermes Kaufmann Small Cap Fund is managed by Federated Global Investment Management Corp., which is a wholly-owned subsidiary of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Hermes, Inc. (the “Federated Hermes Parent”). All of the outstanding voting stock of the Federated Hermes Parent is held in the Voting Shares Irrevocable Trust (the “Trust”), for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue act as trustees (collectively referred to as the “Trustees”). A subsidiary of the Federated Hermes Parent has the power to direct the vote and disposition of the securities held by the Federated Hermes Kaufmann Small Cap Fund. In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, the Federated Hermes Parent, the Trust, and each of the Trustees declare that this statement should not be construed as an admission that they are the beneficial owners of the securities held by the Federated Hermes Kaufmann Small Cap Fund, and the Federated Hermes Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities. The business address of each of the Federated Hermes Kaufmann Small Cap Fund, the Federated Hermes Parent, the Trust and each of the Trustees is 4000 Ericsson Drive, Warrendale, PA 15086-7561.

(8)

Includes (a) 3,482,000 shares of common stock, (b) 1,904,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 1,428,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Atlas Private Holdings (Cayman) Ltd. Due to a beneficial ownership blocker in the Warrants, the number of shares beneficially owned before the offering excludes 160,659 shares of common stock issuable upon the exercise Warrants held by Atlas Private Holdings (Cayman) Ltd.

(9)

Includes (a) 3,571,000 shares of common stock, (b) 2,380,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 1,785,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Coastlands Capital Partners LP (“Coastlands Capital”). Due to a beneficial ownership blocker in the Warrants, the number of shares beneficially owned before the offering excludes 1,087,333 shares of common stock issuable upon the exercise Warrants held by Coastlands Capital. Coastlands Capital LP is the investment adviser to Coastlands Capital and Coastlands Capital GP LLC (“Coastlands GP”) is the general partner of Coastlands Capital. Coastlands Capital LLC (the “General Partner”, and together with Coastlands Capital, Coastlands Capital LP and Coastlands GP, the “Coastlands Entities”) is the general partner of Coastlands Capital LP. Matthew D. Perry is the control person of the Coastlands Entities. The Coastlands Entities and Mr. Perry each disclaim membership in a group. The Coastlands Entities and Mr. Perry also each disclaim beneficial ownership of the shares of Common Stock except to the extent of such entity or person’s pecuniary interest therein.

(10)

Includes (a) 2,857,000 shares of common stock, (b) 1,904,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 1,428,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Blue Owl Healthcare Opportunities IV Public Investments LP. Blue Owl Healthcare Opportunities Advisors LLC is the investment manager of Blue Owl Healthcare Opportunities IV Public Investments LP and has voting and investment power over the securities held by Blue Owl Healthcare Opportunities IV Public Investments LP. Blue Owl Healthcare Opportunities Advisors LLC exercises voting and investment power through an investment committee comprised of Kevin Raidy, Timothy Anderson, Sandip Agarwala, and Brandyn Itzkowitz, who each disclaims beneficial ownership over these securities.

(11)

Includes (a) 3,492,000 shares of common stock, (b) 1,428,000 shares of common stock issuable upon the exercise of Series A Warrants and (c) 1,071,000 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Adage Capital Partners, L.P (“Adage”). Bob Atchinson and Phillip Gross are the managing members of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage, and each such person or entity, as the case may be, has shared voting and/or investment power over the securities held by Adage and may be deemed the beneficial owner of such shares, and each such person or entity, as the case may be, disclaims beneficial ownership of such securities except to the extent of their respective pecuniary interest therein.

(12)

Includes (a) 2,556,003 shares of common stock, (b) 1,666,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 1,250,000 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Point72 Associates, LLC. Point72 Asset Management, L.P. maintains investment and voting power with respect to the securities held by certain investment funds it manages, including Point72 Associates, LLC. Point72 Capital Advisors, Inc. is the general partner of Point72 Asset Management, L.P. Mr. Steven A. Cohen controls each of Point72 Asset Management, L.P. and Point72 Capital Advisors, Inc. By reason of the provisions of Rule 13d-3 of the Exchange Act, each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen may be deemed to beneficially own the securities held by Point72 Associates, LLC that are disclosed herein. Each of Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., and Mr. Cohen disclaims beneficial ownership of any such securities.

(13)

Includes (a) 1,785,000 shares of common stock, (b) 1,190,000 shares of common stock issuable upon the exercise of Series A Warrants and (c) 892,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Ally Bridge MedAlpha Master Fund L.P. (“MedAlpha”). Mr. Fan Yu is the sole shareholder of ABG Management Ltd., which is the sole member of Ally Bridge Group (NY) LLC, which manages investments of MedAlpha. As such, each of the foregoing entities and Mr. Fan Yu may be deemed to share beneficial ownership of the shares held by MedAlpha. Each of them disclaims any such beneficial ownership.

(14)

Includes (a) 1,147,000 shares of common stock, (b) 764,667 shares of common stock issuable upon the exercise of Series A Warrants and (c) 573,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Blackwell Partners LLC – Series E.

(15)

Includes (a) 1,142,000 shares of common stock, (b) 761,333 shares of common stock issuable upon the exercise of Series A Warrants and (c) 571,000 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Saturn V. Capital, L.P.

(16)

Includes (a) 1,071,000 shares of common stock, (b) 714,000 shares of common stock issuable upon the exercise of Series A Warrants and (c) 535,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Rosalind Master Fund L.P. Rosalind Advisors, Inc. is the investment advisor to Rosalind Master Fund L.P. and may be deemed the beneficial owner of shares held by Rosalind Master Fund L.P. Steven Salamon is the portfolio manager of Rosalind Advisors, Inc. and may be deemed to beneficially own the securities held by Rosalind Master Fund L.P.

(17)

Includes (a) 461,500 shares of common stock, (b) 200,000 shares of common stock issuable upon the exercise of Series A Warrants and (c) 150,000 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by FCC Ltd. The individual person who possesses or shares the power to dispose of these shares is Yacov Reizman.

(18)

Includes (a) 214,100 shares of common stock, (b) 142,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 107,000 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Merus Global Investments LLC.

(19)

Includes (a) 211,000 shares of common stock, (b) 140,666 shares of common stock issuable upon the exercise of Series A Warrants and (c) 105,500 shares of common stock issuable upon the exercise of Series B Warrants, in each case held by Infinity Partners, L.P.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests therein received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales and settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling stockholders for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or another available exemption from the registration requirements under the Securities Act.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act (it being understood that the selling stockholders shall not be deemed to be underwriters solely as a result of their participation in this offering). Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares of common stock offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of: (i) the date on which the selling stockholders shall have resold or otherwise disposed of all the shares covered by this prospectus, and (ii) the date on which the securities covered by this prospectus may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations and without current public information pursuant to Rule 144 under the Securities Act or any other rule of similar effect.

LEGAL MATTERS

Cooley LLP, Washington, D.C., will pass upon the validity of the shares of our common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Ovid Therapeutics Inc. as of December 31, 2024 and 2023, and for the years then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. We maintain a website at www.ovidrx.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below and any future filings made by us with the SEC (in each case, other than current reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, or are otherwise not incorporated into registration statements pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of the registration statement, and (ii) after the effectiveness of the registration statement but prior to the termination of the offering of the securities covered by this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 11, 2025, as amended by our Annual Report on Form 10-K/A, filed with the SEC on April 30, 2025;

•

our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 13, 2025, August  13, 2025 and November 12, 2025, respectively;

•

our Current Reports on Form 8-K filed with the SEC on February  13, 2025, March  5, 2025, May  2, 2025, June  25, 2025, July  10, 2025, August  13, 2025, September  16, 2025, October  3, 2025, November  12, 2025 and December 11, 2025; and

•	the description of our securities, which is contained in Exhibit 4.2 of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 8, 2024.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You can request a copy of these documents and filings, at no cost, by writing or telephoning us at the following address or telephone number:

Ovid Therapeutics Inc.

Attn: Corporate Secretary

441 Ninth Avenue, 14th Floor

New York, NY 10001

(646) 661-7661

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.